Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 149 to the Registration Statement on Form N–1A of Fidelity Concord Street Trust: Fidelity Flex Large Cap Value II Fund, and Fidelity Mid-Cap Stock K6 Fund of our reports dated June 15, 2020; Fidelity Founders Fund of our report dated June 17, 2020, relating to the financial statements and financial highlights included in the April 30, 2020 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
June 19, 2020